UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

June 22, 2011

Date of Report (Date of earliest event reported)

RDA HOLDING CO.

(Exact name of registrant as specified in its charter)

Delaware	333-170143-07	37-1537045
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

750 Third Avenue New York, New York	10017
(Address of principal executive offices)	(Zip Code)

(646) 293-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mr. Bryan Berndt was appointed to serve as Vice President and Controller of The Reader’s Digest Association, Inc. (“RDA”) and RDA Holding Co. (“Holdings,” together with RDA, the “Company”) effective June 22, 2011. Mr. Berndt, 54, will serve as the Company’s principal accounting officer.

From 2006 to 2010, Mr. Berndt worked for Bowne & Co., Inc. as Treasurer and Vice President of Tax & Finance (Investor Relations).  Prior to that, Mr. Berndt spent nine years at Loews Cineplex Entertainment Corporation, where he served as Vice-President of Finance, Controller and Principal Accounting Officer.

Mr. Berndt will receive an annual base salary of $280,000 and will be eligible for an annual performance incentive bonus with a target bonus of $120,000 for the January 1, 2011 - December 31, 2011 cycle, which bonus will be prorated based on the effective date of Mr. Berndt’s employment.  Mr. Berndt will also receive an equity-based cash incentive award valued at $150,000, which will vest ratably over four years.  In the event Mr. Berndt’s employment with the Company is terminated by the Company other than for “cause” or by Mr. Berndt for “good reason,” Mr. Berndt will be entitled to a severance payment equal to 100% of his annual base salary at the rate in effect at the time of his termination, plus his target bonus under the Company’s annual incentive plan for the year in which the termination occurs. Mr. Berndt will also be entitled to participate in the Company’s benefit programs available to all employees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RDA Holding Co.

/s/ Andrea Newborn
	Name:	Andrea Newborn
	Title:	Senior Vice President, General Counsel and Secretary
Date: June 24, 2011